Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT OF

THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CATALYST BIOSCIENCES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Company”) is Catalyst Biosciences, Inc. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was March 7, 1997.

2. The Fourth Amended and Restated Certificate of Incorporation filed on April 18, 2006, as amended, is hereby further amended by striking out the second paragraph of Article IV in its entirety and by substituting in lieu of said paragraph the following paragraph:

“Upon the effectiveness of the Second Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation (the “Effective Time”), to effect a plan of recapitalization of the Common Stock by effecting a 1-for-15 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the “Reverse Stock Split”), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, such that, without further action of any kind on the part of the Company or its stockholders, every fifteen (15) shares of Common Stock outstanding or held by the Company in its treasury immediately prior to the Effective Time shall be changed and reclassified into one (1) share of Common Stock, $0.001 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing trading price of the Common Stock on The Nasdaq Capital Market on the date of the Effective Time.”

3. The foregoing amendment of the Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Second Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation shall be effective at 5:00 P.M. Eastern Time on the date of its filing with the Secretary of State of the State of Delaware.

Executed at South San Francisco, California, on February 10, 2017.

/s/ Nassim Usman, Ph.D.
Nassim Usman, Ph.D.
President & Chief Executive Officer